Exhibit 23.2

Lovelett, Skogen & Associates P.C.
Certified Public Accountants

INDEPENDENT AUDITORS’ CONSENT

      We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the Stock Option Agreement dated January 24, 2002 between the Company and Roy G. Cohee, the Stock Option Agreement dated January 24, 2002 between the Company and Ken M. Daraie, and the Stock Option Agreement dated January 24, 2002 between the Company and Beth McBride, and to the incorporation by reference therein of our report dated December 9, 2002 with respect to the financial statements of Double Eagle Petroleum Co. for the year ended August 31, 2002 included in its Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Casper, Wyoming
March 10, 2005

/s/ Lovelett, Skogen & Associates P.C.
Lovelett, Skogen & Associates P.C.